Exhibit 8.2

June 14, 2019

Board of Trustees

Chesapeake Lodging Trust

4300 Wilson Boulevard, Suite 625

Arlington, Virginia 22203

Ladies and Gentlemen:

We have acted as REIT tax counsel to Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with the merger (the “Merger”) of the Company into PK Domestic Sub LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of PK Domestic Property LLC, a Delaware limited liability company (“Parent LLC”) and an indirectly wholly owned subsidiary of Park Hotels & Resorts Inc., a Delaware corporation (“Park”), pursuant to an Agreement and Plan of Merger, dated as of May 5, 2019, (the “Merger Agreement”), by and among Park, Domestic, Merger Sub, and the Company, and certain other transactions. We are providing you with this legal opinion regarding the Company’s qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes in connection with Park’s filing with the Securities and Exchange Commission (the “SEC”) on the date hereof of a registration statement on Form S-4 relating to the issuance of shares of Park’s common stock, par value $0.01 per share, to the Company’s shareholders upon completion of the Merger (such registration statement, including the proxy statement/prospectus forming a part thereof and the documents incorporated by reference therein, as it may be amended from time to time, the “Registration Statement”). All capitalized terms used but not defined herein have the same meaning as used in the Merger Agreement.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in

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June 14, 2019

the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering our opinion, we have only examined the following, collectively referred to as the “Reviewed Documents”, which constitute all of the documents, agreements, and instruments that we have deemed necessary or appropriate to deliver this opinion letter:

(1)	the Registration Statement;

(2)	the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2019 (the “Form 8-K”);

(3)	certain organizational documents of the Company and certain of its subsidiaries listed in the Management Representation Letter (defined below);

(4)	the income and asset REIT compliance calculations for the Company’s taxable years 2010 through 2018, as attached to the Management Representation Letter;

(5)

the income and asset REIT compliance calculations for CHSP DC Holding Trust, a Maryland real estate investment trust’s (the “REIT II”) taxable years 2011 through 2018, as attached to the Management Representation Letter;

(6)

the income and asset REIT compliance calculations for RP Holdings Trust, a Maryland statutory trust’s (“RP Trust”, and together with REIT II, the “Subsidiary REITs”) taxable years 2015 through 2018, as attached to the Management Representation Letter;

(7)	the calculations of the Company’s annual distributions for the taxable years 2010 through 2018;

(8)	the 2010 through 2017 Federal income tax returns of the Company, the 2011 through 2017 Federal income tax return of REIT II, and the 2015 through 2017 Federal income tax returns of RP Trust;

(9)	the organizational charts of the Company, as attached to the Management Representation Letter;

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(10)	the list of properties owned by the Company, as attached to the Management Representation Letter;

(11)	the leases listed on the Management Representation Letter;

(12)	the Management Representation Letter; and

(13)

that certain Share Purchase Agreement, dated as of February 16, 2015, by and among Fillmore RYP Holdings, LLC, a Delaware limited liability company, and Capitol Miami Beach Holdings LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company.

The opinions set forth in this letter are premised on, among other things, the written representations of the Company, and, to the extent set forth therein, of the Subsidiary REITs, contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the Company, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents, including the Management Representation Letter. We consequently have relied upon the representations and statements of the Company (and, to the extent set forth in the Management Representation Letter, of the Subsidiary REITs) as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents, including the Management Representation Letter, are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents, including the Management Representation Letter, made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

June 14, 2019

(4)

that all Reviewed Documents have been duly authorized, executed, and delivered by all parties thereto, each of the Reviewed Documents is enforceable against the parties thereto in accordance with their respective terms, and all of the parties to the Reviewed Documents timely perform their obligations thereunder.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion set forth below, we are of the opinion that for each of its taxable years beginning with its taxable year ended December 31, 2010, through and including its taxable year ended December 31, 2018, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current organization and proposed method of operation (as described in the Form 8-K and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending on the Effective Time of the Merger.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company or one or both of the Subsidiary REITs may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. Moreover, the qualification and taxation of the Company as a REIT will depend upon the satisfaction by each of the Subsidiary REITs of the requirements for qualification and taxation as a REIT. We have not undertaken to review the Company’s or the Subsidiary REITs’ compliance with these requirements on a continuing basis. Accordingly, no

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assurance can be given that the actual results of the Company’s or Subsidiary REITs’ operations, the sources of their income, the nature of their assets, the level of their distributions to shareholders and the diversity of their share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including qualifying rents from real property. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company or the Subsidiary REITs will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets or the assets held by each of the Subsidiary REITs will produce for its taxable year ending on the Effective Time of the Merger (or the Company Subsidiary REIT Liquidation Date, as applicable), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company or either Subsidiary REIT at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income or that of either Subsidiary REIT for the taxable year ending on the Effective Time of the Merger (or the Company Subsidiary REIT Liquidation Date, as applicable). Accordingly, the accuracy of our opinions is entirely dependent on the representations contained in the Management Representation Letter regarding the anticipated value and composition of the assets of the Company and each of the Subsidiary REITs and the nature of the income derived therefrom.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for use in connection with the filing of the Registration Statement and speaks as of the date hereof. Without limiting the foregoing, this opinion letter may not be relied upon for satisfaction of the conditions to the Merger set forth in Section 8.2(e) of the Merger Agreement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

June 14, 2019

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to Polsinelli PC under the caption “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC